Exhibit 10.9

AGREEMENT AND PLAN OF MERGER

DATED AS OF SEPTEMBER 13, 2010

BY AND AMONG

AMERICAN ASSETS TRUST, L.P.,

a Maryland limited partnership

AND

THE FORWARD OP MERGER ENTITIES

as set forth on Schedule I hereto

i

DEFINED TERMS

TERM	SECTION

Accredited Investor	Section 8.02(a)
Affiliate	Section 8.02(b)
Agreement	Introduction
Allocated Share	Section 8.02(c)
Alternate Transaction	Section 8.02(d)
American Assets Entity	Section 8.02(e)
Business Day	Section 8.02(f)
Certificates of Merger	Section 1.02
Closing	Section 2.01
Closing Date	Section 2.01
Code	Section 8.02(g)
Consent Form	Section 8.02(h)
Consenting Holders	Recitals
Contributed Entities	Recitals
Contributed Interest	Recitals
Contributors	Recitals
Decrease	Section 8.02(c)
Disclosed Loans	Section 4.12
Dispute	Section 8.08(a)
Effective Time	Section 1.02
Elected OP Unit Percentage	Section 8.02(i)
Elected REIT Shares Percentage	Section 8.02(j)
Environmental Laws	Section 8.02(k)
Equity Value	Section 8.02(l)
Escrow Agreement	Section 8.02(m)
Excluded Assets	Section 5.03
Formation Transaction Documentation	Section 8.02(n)
Formation Transactions	Section 8.02(o)
Forward OP Merger Entities	Introduction
Forward OP Merger Entity Interests	Recitals
Forward OP Merger Entity Material Adverse Effect	Section 8.02(p)
Forward OP Merger Entity Subsidiary	Section 4.01
Forward REIT Merger Entities	Introduction
Forward REIT Sub Merger Entities	Recitals
Franchise Agreement	Section 4.13
Governmental Authority	Section 8.02(q)
Intercompany Debt	Section 8.02(r)
Intercompany Debt Adjustments	Section 8.02(c)
IPO	Recitals
IPO Closing Date	Section 8.02(s)
IPO Price	Section 8.02(t)
JAMS	Section 8.08(b)

Laws	Section 8.02(u)
Leases	Section 4.08(d)
Liens	Section 8.02(v)
Lock-up Agreement	Section 8.02(w)
Merger Consideration	Section 1.05(a)
Mergers	Recitals
MLPA	Recitals
OP Units	Recitals
OP Material Adverse Effect	Section 8.02(x)
OP Sub Reverse Merger Entities	Recitals
Operating Partnership	Introduction
Operating Partnership Agreement	Section 1.04
Operating Partnership Subsidiary	Section 3.01
Organizational Documents	Section 8.02(z)
Outside Date	Section 2.05
Ownership Limits	Section 1.05(a)(iii)
Permitted Liens	Section 8.02(aa)
Person	Section 8.02(bb)
Pre-Formation Interests	Section 8.02(cc)
Pre-Formation Participants	Section 8.02(dd)
Property	Section 4.01(b)
Prospectus	Section 8.02(ee)
Rady Trust	Section 7.03(a)
Registration Statement	Section 2.05
REIT	Introduction
REIT Shares	Recitals
REIT Sub Forward Merger Entities	Recitals
Representation, Warranty and Indemnity Agreement	Section 8.02(ff)
Sale Consent	Section 2.02(c)
SDAT	Section 1.02
SEC	Section 2.05
Securities Act	Section 8.02(gg)
Subsidiary	Section 8.02(hh)
Surviving Entity	Section 1.01
Target Asset	Section 8.02(ii)
Tax	Section 8.02(jj)
Tax Protection Agreement	Section 8.02(kk)
Underwriting Agreement	Section 8.02(ll)
Valid Election	Section 8.02(mm)

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 13, 2010, by and among American Assets Trust, L.P., a Maryland limited partnership (the “Operating Partnership”) and a subsidiary of American Assets Trust, Inc., a Maryland corporation (the “REIT”), and the entities identified on Schedule I hereto as “Forward OP Merger Entities” (each a “Forward OP Merger Entity” and, collectively the “Forward OP Merger Entities”).

RECITALS

WHEREAS, the REIT desires to consolidate the ownership of a portfolio of properties currently owned, directly or indirectly, by certain entities each as described on Schedule I hereto;

WHEREAS, concurrently with the execution of this Agreement, each of the entities identified on Schedule I hereto as “Forward REIT Merger Entities” (the “Forward REIT Merger Entities”) will enter into an agreement and plans of merger with the REIT pursuant to which each such Forward REIT Merger Entity will merge with and into the REIT in the order set forth in Section 1.01 and the equity interest in each Forward REIT Merger Entity will be converted automatically into the right to receive cash, without interest, or shares of common stock of the REIT, par value $.01 per share (the “REIT Shares”);

WHEREAS, concurrently with the execution of this Agreement, the REIT will enter into agreements and plans of merger with certain American Assets Entities identified as “REIT Sub Forward Merger Entities” on Schedule I hereto (the “REIT Sub Forward Merger Entities”), pursuant to which, concurrently with the mergers identified in the preceding paragraph, each of the REIT Sub Forward Merger Entities will merge with and into wholly owned subsidiaries of the REIT;

WHEREAS, immediately following the completion of the mergers described in the preceding paragraphs, the REIT will contribute to the Operating Partnership, (i) all of the rights and obligations of the Forward REIT Merger Entities acquired by the REIT as a result of the mergers between it and the Forward REIT Merger Entities and (ii) all of the REIT’s interests in the surviving entities of the mergers of the REIT Sub Forward Merger Entities with and into wholly owned subsidiaries of the REIT;

WHEREAS, concurrently with the execution of this Agreement, the Operating Partnership, or a wholly-owned subsidiary of the Operating Partnership, will enter into a contribution agreement with certain holders (the “Contributors”) of interests in certain American Assets Entities identified as “Contributed Entities” on Schedule I hereto, pursuant to which, immediately following the completion of the mergers and contributions described in the preceding paragraphs, each Contributor shall contribute to the Operating Partnership, or a wholly-owned subsidiary of the Operating Partnership, respectively, all of the Contributor’s interests in the applicable American Assets Entity (the “Contributed Interest”), and the Operating Partnership, or such subsidiary, as applicable, shall acquire from each Contributor all of each Contributor’s right, title and interest as a holder of the Contributed Interests;

WHEREAS, pursuant to this Agreement each Forward OP Merger Entity, immediately following the mergers and contributions identified in the preceding paragraphs, will merge with and into the Operating Partnership in the order set forth in Section 1.01 (the “Mergers”) and each partnership or membership interest in each Forward OP Merger Entity (the “Forward OP Merger Entity Interests”) will be converted automatically as set forth herein into the right to receive cash, without interest, common units of partnership interest in the Operating Partnership (the “OP Units”), REIT Shares, or a combination of the foregoing;

WHEREAS, concurrently with the execution of this Agreement, the Operating Partnership will enter into agreements and plans of merger with certain American Assets Entities identified as “OP Sub Forward Merger Entities” on Schedule I hereto (collectively, the “OP Sub Forward Merger Entities”), pursuant to which, concurrently with the mergers identified in the preceding paragraph, each OP Sub Forward Merger Entity will merge with and into a separate wholly-owned subsidiary of the Operating Partnership;

WHEREAS, concurrently with the execution of this Agreement, the Operating Partnership will enter into agreements and plans of merger with certain American Assets Entities identified as “OP Sub Reverse Merger Entities” on Schedule I hereto (collectively, the “OP Sub Reverse Merger Entities”), pursuant to which, immediately following the mergers and contributions identified in the preceding paragraphs, a separate wholly-owned subsidiary of the Operating Partnership will merge with and into each OP Sub Reverse Merger Entity;

WHEREAS, in lieu of one or more of the mergers described in the preceding paragraphs and at the same time as such mergers would have otherwise occurred, certain holders (the “Consenting Holders”) of interests in certain American Assets Entities shall contribute to the Operating Partnership, or a wholly owned subsidiary of the Operating Partnership, all of their interests in the applicable American Assets Entity, and the Operating Partnership shall acquire from each Consenting Holder, all of each Consenting Holder’s right, title and interest as a holder of interests in such American Assets Entities;

WHEREAS, the Formation Transactions relate to the proposed initial public offering (the “IPO”) of the REIT Shares, following which the REIT will operate as a self-administered and self-managed real estate investment trust within the meaning of Section 856 of the Code;

WHEREAS, in accordance with applicable state law for each of the Forward OP Merger Entities, each Forward OP Merger Entity may be merged with another entity, subject to the requisite approvals as provided in applicable state law;

WHEREAS, the REIT, as the general partner of the Operating Partnership has approved and authorized the Mergers and the other Formation Transactions in accordance with the Maryland Revised Uniform Limited Partnership Act (the “MLPA”) and the partnership agreement of the Operating Partnership;

WHEREAS, the managing member, manager or general partner, as applicable, of each Forward OP Merger Entity has each determined that it is advisable and in the best interests of each Forward OP Merger Entity, and its respective equity holders and limited partners, as the case may be, to proceed with the Mergers and the other Formation Transactions on the terms described in this Agreement; and

WHEREAS, each Forward OP Merger Entity has obtained the requisite approval of its respective limited partners, members or investors (and lenders, as applicable) to the Mergers and the other Formation Transactions, applicable to each Forward OP Merger Entity.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

THE MERGERS

Section 1.01 THE MERGERS. At the Effective Time (as defined below), and subject to and upon the terms and conditions of this Agreement and in accordance with applicable Laws, each Forward OP Merger Entity shall be merged with and into the Operating Partnership in the order specified in Exhibit D, whereby the separate existence of each Forward OP Merger Entity shall cease, and the Operating Partnership shall continue its existence under Maryland law as the surviving entity (hereinafter sometimes referred to as the “Surviving Entity”).

Section 1.02 EFFECTIVE TIME. Subject to and upon the terms and conditions of this Agreement, concurrently with or as soon as practicable after (i) the execution by the REIT and the Operating Partnership of the Underwriting Agreement and (ii) the satisfaction or waiver of the conditions set forth in Article VII, the Operating Partnership and each of the Forward OP Merger Entities shall file articles of merger or similar documents with respect to each Merger (the “Certificates of Merger”) as may be required by applicable Laws, with the State Department of Assessments and Taxation of Maryland (“SDAT”), the Secretary of State of the State of Delaware, and each other jurisdiction applicable to each Forward OP Merger Entity providing that each Merger shall become effective upon filing or at such later date and time set forth in the Certificate of Merger with respect to such Merger that is not more than thirty (30) days after the acceptance of the Certificate of Merger by the SDAT for record (the “Effective Time”), together with any certificates and other filings or recordings related thereto, in such forms as are required by, and executed in accordance with the relevant provisions of applicable Laws.

Section 1.03 EFFECT OF THE MERGERS. At the Effective Times, which shall be in the order specified in Exhibit D, the effect of the Mergers shall be as provided in this Agreement, the Certificates of Merger and applicable Laws.

Section 1.04 ORGANIZATIONAL DOCUMENTS. At the Effective Time, (i) the certificate of limited partnership of the Operating Partnership, as in effect immediately prior to the Effective Time, shall be the certificate of limited partnership of the Surviving Entity until thereafter amended as provided therein or in accordance with the MLPA, and (ii) the agreement of limited partnership of the Operating Partnership, as amended and restated and in effect immediately prior to the Effective Time (the “Operating Partnership Agreement”), shall be the agreement of limited partnership of the Surviving Entity until thereafter amended as provided therein or in accordance with the MLPA.

Section 1.05 CONVERSION OF FORWARD OP MERGER ENTITY INTERESTS.

(a) Under and subject to the terms and conditions of the respective Formation Transaction Documentation, as the result of an irrevocable election indicated on a Consent Form submitted by a Pre-Formation Participant or as a result of the failure of a Pre-Formation Participant to submit a Consent Form, each Pre-Formation Participant is irrevocably bound to accept and entitled to receive, as a result of and upon consummation of the Mergers or other Formation Transactions, a specified share of the sponsors’ value of the American Assets Entities as a whole in the form of the right to receive cash, REIT Shares and/or OP Units as calculated in this Section 1.05.

At the Effective Time, by virtue of the Mergers and without any action on the part of the parties hereto, except as set forth in Section 1.05(b), each Forward OP Merger Entity Interest shall be converted automatically into the right to receive cash, OP Units and/or REIT Shares with an aggregate value equal to the portion of Equity Value represented by such Forward OP Merger Entity Interest (collectively referred to as the “Merger Consideration”) and each holder that receives OP Units in the Mergers shall, upon receipt of such OP Units and the delivery of a Consent Form or a counterpart signature page to the Operating Partnership Agreement and such other documents and instruments as may be required in the sole discretion of the REIT to effect such holder’s admission as a limited partner of the Operating Partnership, be admitted as a limited partner of the Operating Partnership in accordance with the MLPA and the Operating Partnership Agreement.

Subject to Section 1.07 and Section 2.02(c), the amount of cash, number of OP Units and/or REIT Shares comprising the Merger Consideration for each Forward OP Merger Entity Interest so converted shall be as follows:

(i) Cash: One hundred percent (100%) of the Allocated Share for each Forward OP Merger Entity Interest held by a Pre-Formation Participant who is not an Accredited Investor shall be paid in cash.

(ii) OP Units. The Elected OP Unit Percentage of the Allocated Share for each Forward OP Merger Entity Interest or portion thereof held by a Pre-Formation Participant who is an Accredited Investor shall be distributed in the form of a number of OP Units equal to the applicable portion of such Allocated Share divided by the IPO Price.

(iii) REIT Shares. The Elected REIT Shares Percentage of the Allocated Share for each Forward OP Merger Entity Interest or portion thereof held by a Pre-Formation Participant who is an Accredited Investor shall be distributed in the form of a number of REIT Shares equal to the applicable portion of such Allocated Share divided by the IPO Price; provided that, to the extent such distribution of REIT Shares to the holder of the Forward OP Merger Entity Interests would result in a violation of the restrictions on ownership and transfer set forth in Section 6.3 of the REIT’s charter (the “Ownership Limits”), such holder shall receive (x) the maximum number of whole REIT Shares that would not result in such a violation of the Ownership Limits, and (y) that number of OP Units equal to the remaining number of REIT Shares not distributed as a result of the application of the foregoing clause (x).

(b) Each Forward OP Merger Entity Interest issued and outstanding immediately prior to the Effective Time that is owned by the REIT, the Operating Partnership or any of their direct or indirect wholly-owned Subsidiaries (having been previously acquired by the REIT, the Operating Partnership or any such Subsidiary thereof pursuant to the other Formation Transactions) shall remain issued and outstanding, and no consideration shall be delivered hereunder in exchange therefor.

Section 1.06 CANCELLATION AND RETIREMENT OF FORWARD OP MERGER ENTITY INTERESTS. From and after the Effective Time, (i) each Forward OP Merger Entity Interest converted into the right to receive the Merger Consideration pursuant to Section 1.05(a) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of such Forward OP Merger Entity Interest so converted shall thereafter cease to have any rights as a partner or member of any Forward OP Merger Entity except the right to receive the Merger Consideration applicable thereto, and (ii) each Forward OP Merger Entity Interest issued and outstanding that is owned by the REIT, the Operating Partnership or any of their direct or indirect wholly-owned Subsidiaries shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist and no consideration shall be delivered hereunder in exchange therefor.

Section 1.07 FRACTIONAL INTERESTS. No fractional OP Units or REIT Shares shall be issued in the Mergers. All fractional OP Units that a holder of Forward OP Merger Entity Interests would otherwise be entitled to receive as a result of the Mergers and the other Formation Transactions shall be aggregated, and each holder shall receive the number of whole OP Units resulting from such aggregation and, in lieu of any fractional OP Unit resulting from such aggregation, an amount in cash determined by multiplying that fraction of an OP Unit to which such holder would otherwise have been entitled, by the IPO Price. All fractional REIT Shares that a holder of Forward OP Merger Entity Interests would otherwise be entitled to receive as a result of the Mergers and the other Formation Transactions shall be aggregated, and each holder shall receive the number of whole REIT Shares resulting from such aggregation and, in lieu of any fractional REIT Share resulting from such aggregation, an amount in cash determined by multiplying that fraction of a REIT Share to which such holder would otherwise have been entitled, by the IPO Price. No interest will be paid or will accrue on any cash paid or payable in lieu of any fractional OP Unit or REIT Share.

Section 1.08 CALCULATION OF MERGER CONSIDERATION. As soon as practicable following the determination of the IPO Price and prior to the Effective Time, all calculations relating to the Merger Consideration shall be performed in good faith by, or under the direction of, the REIT, and, absent manifest error, shall be final and binding upon the holders of Forward OP Merger Entity Interests.

Section 1.09 TRANSACTION COSTS. If the Closing occurs, the REIT and the Operating Partnership shall be solely responsible for all transaction costs and expenses of the REIT, the Operating Partnership and the American Assets Entities in connection with the Formation Transactions and the IPO, which include, but are not limited to, the underwriting discounts and commissions. In the event the Closing does not occur, each party shall be responsible for its allocable portion of such costs and expenses in accordance with the terms of those certain letter agreements identified on Schedule II.

ARTICLE II

CLOSING; TERM OF AGREEMENT

Section 2.01 CLOSING. Unless this Agreement shall have been terminated pursuant to Section 2.05, and subject to the satisfaction or waiver of the conditions in Article VII, the filing of the Certificates of Merger, the Effective Time and the closing of the other transactions contemplated by this Agreement shall occur substantially concurrently with the receipt by the REIT of the proceeds from the IPO from the underwriters (the “Closing” or the “Closing Date”) in the order set forth on Exhibit D. The Closing shall take place at the offices of Latham & Watkins LLP, 12636 High Bluff Drive, Suite 400 San Diego, California 92130 or such other place as determined by the REIT in its sole discretion. The Closing hereunder and the closing of the IPO shall be deemed concurrent for all purposes.

Section 2.02 PAYMENT OF MERGER CONSIDERATION.

(a) As soon as reasonably practicable after the Effective Time, the Surviving Entity (or its successor in interest) shall deliver to each holder of Forward OP Merger Entity Interests, whose Forward OP Merger Entity Interests have been converted into the right to receive the Merger Consideration pursuant to Section 1.05(a) hereof, the Merger Consideration payable to such holder in the amounts and form provided in Section 1.05(a) hereof. The issuance of the OP Units and admission of the recipients thereof as limited partners of the Operating Partnership pursuant to Section 1.05(a) shall be evidenced by an amendment to Exhibit A to the Operating Partnership Agreement, and the Operating Partnership shall deliver, or cause to be delivered, an executed copy of such amendment to each Pre-Formation Participant receiving OP Units hereunder. Any certificate representing REIT Shares issuable as Merger Consideration shall bear the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE CORPORATION AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL AND CONSTRUCTIVE OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE CORPORATION’S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”). SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE CORPORATION’S CHARTER, (I) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF THE CORPORATION’S COMMON STOCK IN EXCESS OF [    ]% (IN VALUE OR NUMBER OF SHARES) OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE CORPORATION UNLESS SUCH PERSON IS AN EXCEPTED HOLDER (IN WHICH CASE THE EXCEPTED HOLDER LIMIT SHALL BE APPLICABLE); (II) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK OF THE CORPORATION IN EXCESS OF [    ]% OF THE VALUE OF THE TOTAL OUTSTANDING SHARES OF CAPITAL STOCK OF THE CORPORATION, UNLESS SUCH PERSON IS AN EXCEPTED HOLDER (IN WHICH CASE THE EXCEPTED HOLDER LIMIT SHALL BE APPLICABLE); (III) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN CAPITAL STOCK THAT WOULD RESULT IN THE CORPORATION BEING “CLOSELY HELD” UNDER SECTION 856(h) OF THE CODE OR OTHERWISE CAUSE THE CORPORATION TO FAIL TO QUALIFY AS A REIT; AND (IV) NO PERSON MAY TRANSFER SHARES OF CAPITAL STOCK IF SUCH TRANSFER WOULD RESULT IN THE CAPITAL STOCK OF THE CORPORATION BEING OWNED BY FEWER THAN 100 PERSONS. ANY PERSON WHO BENEFICIALLY OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK WHICH CAUSES OR WILL CAUSE A PERSON TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK IN EXCESS OR IN VIOLATION OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION. IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP SET FORTH IN (I) THROUGH (III) ABOVE ARE VIOLATED, THE SHARES OF CAPITAL STOCK REPRESENTED HEREBY WILL BE AUTOMATICALLY TRANSFERRED TO A TRUSTEE OF A TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. IN ADDITION, THE CORPORATION MAY TAKE OTHER ACTIONS, INCLUDING REDEEMING SHARES UPON THE TERMS AND CONDITIONS SPECIFIED BY THE BOARD OF DIRECTORS IN ITS SOLE AND ABSOLUTE DISCRETION IF THE BOARD OF DIRECTORS DETERMINES THAT OWNERSHIP OR A TRANSFER OR OTHER EVENT MAY VIOLATE THE RESTRICTIONS DESCRIBED ABOVE. FURTHERMORE, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO. ALL UNDERLINED TERMS IN THIS LEGEND HAVE THE MEANINGS DEFINED IN THE CHARTER OF THE CORPORATION, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF CAPITAL STOCK OF THE CORPORATION ON REQUEST AND WITHOUT CHARGE. REQUESTS FOR SUCH A COPY MAY BE DIRECTED TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE.

(b) The Surviving Entity (or its successor in interest) shall not be liable to any holder of a Forward OP Merger Entity Interest for any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(c) So long as some portion of the Merger Consideration with respect to an American Assets Entity is in the form of OP Units, the parties hereto intend and agree that, for United States federal income tax purposes, the Merger of each such entity shall constitute an “assets-over” partnership merger within the meaning of Treasury Regulations Section 1.708-1(c)(3)(i), and, as a result, that (i) any payment of cash or REIT Shares for the Forward OP Merger Entity Interests of such holder in such entity shall be treated as a sale of such Forward OP Merger Entity Interests by the holder and a purchase of such Forward OP Merger Entity Interests by the Operating Partnership for the cash and/or REIT Shares so paid under the terms of this Agreement in accordance with Treasury Regulations Section 1.708-1(c)(4), and (ii) each such holder of the Forward OP Merger Entity Interests who accepts cash and/or REIT Shares shall explicitly agree and consent (the “Sale Consent”) to such treatment in their Consent Form as a condition to electing such consideration. To the extent the Operating Partnership acquires any Forward OP Merger Entity Interests as described above, or previously acquired such interest, for United States federal income tax purposes the receipt by the Operating Partnership of the portion of property attributable to such Forward OP Merger Entity Interests shall be treated as a distribution by a Forward OP Merger Entity in redemption of such Forward OP Merger Entity Interests. Notwithstanding Section 1.05(a) and any holder’s election as to the form of their Merger Consideration, if any holder (other than a non-accredited investor), fails to execute a Sale Consent prior to the Closing, such holder’s Merger Consideration shall consist solely of OP Units. Any cash paid as the Merger Consideration to a non-accredited investor for a Forward OP Merger Entity Interest shall be paid only after the receipt of a Sale Consent from such holder.

Section 2.03 TAX WITHHOLDING. The Operating Partnership and each Forward OP Merger Entity shall be entitled to deduct and withhold from the consideration payable pursuant to this Agreement to any holder of a Forward OP Merger Entity Interest such amounts required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Forward OP Merger Entity Interests in respect of which such deduction and withholding was made.

Section 2.04 FURTHER ACTION. If, at any time after the Effective Time, the Surviving Entity shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity the right, title or interest in, to or under any of the rights, properties or assets of any Forward OP Merger Entity acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Mergers or otherwise to carry out this

Agreement, the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of any Forward OP Merger Entity or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of any Forward OP Merger Entity or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out this Agreement.

Section 2.05 TERM OF THE AGREEMENT. This Agreement shall terminate automatically if (i) the initial registration statement of the REIT for the IPO (the “Registration Statement”) has not been filed with the Securities and Exchange Commission (“SEC”) by March 31, 2011, or (ii) the Mergers shall not have been consummated on or prior to December 31, 2011 (such date is hereinafter referred to as the “Outside Date”).

Section 2.06 EFFECT OF TERMINATION. In the event of termination of this Agreement for any reason, all obligations on the part of the Operating Partnership and each Forward OP Merger Entity under this Agreement shall terminate, except that the obligations set forth in Article VIII shall survive; it being understood and agreed, however, for the avoidance of doubt, that if this Agreement is terminated because one or more of the conditions to a non-breaching party’s obligations under this Agreement are not satisfied by the Outside Date as a result of the other party’s material breach of a covenant, representation, warranty or other obligation under this Agreement or any other Formation Transaction Documentation, the non-breaching party’s right to pursue all legal remedies with respect to such breach will survive such termination unimpaired.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE OPERATING PARTNERSHIP

The Operating Partnership hereby represents and warrants to each Forward OP Merger Entity as follows:

Section 3.01 ORGANIZATION; AUTHORITY.

(a) The Operating Partnership has been duly formed and is validly existing and in good standing under the Laws of its jurisdiction of formation, and, upon the effectiveness of the Operating Partnership Agreement, will have all requisite power and authority to enter into this Agreement and the other Formation Transaction Documentation and to carry out the transactions contemplated hereby and thereby, and to own, lease and/or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have an OP Material Adverse Effect.

(b) Schedule 3.01(b) sets forth as of the date hereof, (i) each Subsidiary of the Operating Partnership (each an “Operating Partnership Subsidiary”), (ii) the ownership interest therein of the Operating Partnership, and (iii) if not wholly owned by the Operating Partnership, the identity and ownership interest of each of the other owners of such Operating Partnership Subsidiary. Each Operating Partnership Subsidiary has been duly organized or formed and is validly existing and is in good standing under the Laws of its jurisdiction of organization or formation, as applicable, has all requisite power and authority to own, lease and/or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have an OP Material Adverse Effect.

Section 3.02 DUE AUTHORIZATION. The execution, delivery and performance of this Agreement and the other Formation Transaction Documentation (including each agreement, document and instrument executed and delivered by or on behalf of the Operating Partnership pursuant to this Agreement or the other Formation Transaction Documentation) by the Operating Partnership has been duly and validly authorized by all necessary actions required of the Operating Partnership. This Agreement, the other Formation Transaction Documentation and each agreement, document and instrument executed and delivered by or on behalf of the Operating Partnership pursuant to this Agreement or the other Formation Transaction Documentation constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Operating Partnership, enforceable against the Operating Partnership in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

Section 3.03 CONSENTS AND APPROVALS. Except for the filing of the Certificates of Merger in accordance with Section 1.02 hereof or in connection with the IPO and the consummation of the other Formation Transactions, no consent, waiver, approval, authorization, order, license, permit or registration of, qualification, designation, declaration or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by the Operating Partnership in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby and thereby, except for (i) those consents, waivers, approvals, authorizations, orders, licenses, permits, registrations, qualifications, designations, declarations or filings, the failure of which to obtain or to file would not, individually or in the aggregate, reasonably be expected to have an OP Material Adverse Effect, or (ii) those consents of the Pre-Formation Participants under the Organizational Documents of the applicable American Assets Entity, the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have an OP Material Adverse Effect.

Section 3.04 NO VIOLATION. None of the execution, delivery or performance of this Agreement, the other Formation Transaction Documentation, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (A) the organizational documents of the Operating Partnership, (B) any agreement, document or instrument to which the Operating Partnership or any of its assets are bound or (C) any term or provision of any judgment, order, writ, injunction, or decree binding on the Operating Partnership, except for, in the case of clause (B) or (C), any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have an OP Material Adverse Effect.

Section 3.05 VALIDITY OF OP UNITS. Any OP Units to be issued pursuant to this Agreement will have been duly authorized and, when issued against the consideration therefor, will be validly issued by the Operating Partnership, free and clear of all Liens created by the Operating Partnership (other than any Liens created by the Operating Partnership Agreement).

Section 3.06 OPERATING PARTNERSHIP AGREEMENT. Attached as Exhibit B hereto is a true and correct copy of the Operating Partnership Agreement in substantially final form.

Section 3.07 LIMITED ACTIVITIES. Except for activities in connection with the IPO, the Formation Transactions or in the ordinary course of business, the Operating Partnership and the Operating Partnership Subsidiaries have not engaged in any material business or incurred any material obligations.

Section 3.08 LITIGATION. Except for actions, suits or proceedings covered by policies of insurance, there is no action, suit or proceeding pending or, to the knowledge of the Operating Partnership, threatened against the Operating Partnership or any Operating Partnership Subsidiary, other than actions, suits, proceedings arising in the ordinary course of business from the ownership and operation of the Operating Partnership, that individually or in the aggregate, would not reasonably be expected, (a) if adversely determined, to have an OP Material Adverse Effect, or (b) to challenge or impair the ability of the Operating Partnership to execute or deliver, or materially perform its obligations under, this Agreement and the documents executed by it pursuant to this Agreement or to consummate the transactions contemplated hereby or thereby, to such an extent as would result in an OP Material Adverse Effect.

Section 3.09 NO BROKER. The Operating Partnership has not entered into, and covenants that it will not enter into, any agreement, arrangement or understanding with any Person or firm which will result in the obligation of any Forward OP Merger Entity or any Affiliates thereof to pay any finder’s fee, brokerage commission or similar payment in connection with the transaction contemplated by this Agreement (other than underwriting discounts, commissions and other fees and expenses to be paid by the REIT in connection with the IPO and any related financing transactions).

Section 3.10 NO IMPLIED REPRESENTATIONS OR WARRANTIES. Other than the representations and warranties expressly set forth in this Article III, the Operating Partnership, shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby. All representations, warranties and covenants of the Operating Partnership contained in this Agreement shall expire at the Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE FORWARD OP MERGER ENTITIES

Except as disclosed in the Prospectus or the schedules attached hereto, each Forward OP Merger Entity represents and warrants to the Operating Partnership that the following statements are true and correct solely with respect to such Forward OP Merger Entity as of the Closing Date:

Section 4.01 ORGANIZATION; AUTHORITY.

(a) Each Forward OP Merger Entity has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of formation and has all requisite power and authority to enter into this Agreement, each agreement contemplated hereby and the other Formation Transaction Documentation to which it is a party (including any agreement, document and instrument executed and delivered by or on behalf of such Forward OP Merger Entity pursuant to this Agreement or the other Formation Transaction Documentation) and to carry out the transactions contemplated hereby and thereby, and to own, lease and/or operate any Property owned, leased and/or operated by it and to carry on its business as presently conducted. Each Forward OP Merger Entity, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of a Property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a Forward OP Merger Entity Material Adverse Effect.

(b) Schedule 4.01(b) sets forth as of the date hereof with respect to such Forward OP Merger Entity (i) each Subsidiary of such Forward OP Merger Entity (each a “Forward OP Merger Entity Subsidiary”), (ii) the ownership interest therein of such Forward OP Merger Entity, (iii) if not wholly owned by such Forward OP Merger Entity, the identity and ownership interest of each of the other owners of such Subsidiary, and (iv) each property owned or leased pursuant to a ground lease by such Forward OP Merger Entity or such Subsidiary (each a “Property”). Such Forward OP Merger Entity Subsidiary has been duly organized and is validly existing and is in good standing under the Laws of its jurisdiction of organization, and has all requisite power and authority to own, lease and/or operate its Property and to carry on its business as presently conducted. Such Forward OP Merger Entity Subsidiary, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its Property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a Forward OP Merger Entity Material Adverse Effect.

Section 4.02 DUE AUTHORIZATION. The execution, delivery and performance by such Forward OP Merger Entity of this Agreement and the other Formation Transaction Documentation (including any agreement, document and instrument executed and delivered by or on behalf of such Forward OP Merger Entity pursuant to this Agreement or the other Formation Transaction Documentation) to which it is a party have been duly and validly authorized by all necessary actions required of such Forward OP Merger Entity. This Agreement, the other Formation Transaction Documentation and each agreement, document and instrument executed and delivered by or on behalf of such Forward OP Merger Entity pursuant to this Agreement or the other Formation Transaction Documentation constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of such Forward OP Merger Entity, each enforceable against such Forward OP Merger Entity in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

Section 4.03 CAPITALIZATION. Schedule 4.03 sets forth as of the date hereof the ownership of such Forward OP Merger Entity. All of the issued and outstanding equity interests of such Forward OP Merger Entity and each Forward OP Merger Entity Subsidiary are duly authorized, validly issued and fully paid; and, to the knowledge of such Forward OP Merger Entity, are not subject to preemptive rights, transfer restrictions, or appraisal, dissenters’ or other similar rights under the Organizational Documents of or any contract to which such Forward OP Merger Entity is a party or otherwise bound, except for such preemptive rights, transfer restrictions, or appraisal, dissenters’ or other similar rights as would not prevent the Merger. There are no outstanding rights to purchase, subscriptions, warrants, options or any other security convertible into or exchangeable for equity interests in such Forward OP Merger Entity or its Forward OP Merger Entity Subsidiaries.

Section 4.04 CONSENTS AND APPROVALS. Except as shall have been obtained or satisfied on or prior to the Closing Date, no consent, waiver, approval, authorization, order, license, permit or registration of, qualification, designation, declaration or filing with, any Person or any Governmental Authority or under any applicable Laws is required to be obtained by such Forward OP Merger Entity or its Forward OP Merger Entity Subsidiaries in connection with the execution, delivery and performance of this Agreement, the other Formation Transaction Documentation to which such Forward OP Merger Entity or its Forward OP Merger Entity Subsidiaries is a party and the transactions contemplated hereby and thereby, except for those consents, waivers, approvals, authorizations, orders, licenses, permits, registrations, qualifications, designations, declarations or filings, the failure of which to obtain or to file would not, individually or in the aggregate, reasonably be expected to have a Forward OP Merger Entity Material Adverse Effect.

Section 4.05 NO VIOLATION. None of the execution, delivery or performance of this Agreement, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (A) the Organizational Documents of such Forward OP Merger Entity or its Forward OP Merger Entity Subsidiaries or (B) any agreement, document or instrument to which such Forward OP Merger Entity or its Forward OP Merger Entity Subsidiaries or any of their respective assets or properties are bound by or (C) any term or provision of any judgment, order, writ, injunction, or decree binding on such Forward OP Merger Entity or its Forward OP Merger Entity Subsidiaries, except for, in the case of clause (B) or (C), any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Forward OP Merger Entity Material Adverse Effect.

Section 4.06 LICENSES AND PERMITS. To the knowledge of such Forward OP Merger Entity, all notices, licenses, permits, certificates and authorizations required for the continued use, occupancy, management, leasing and operation of the Properties have been obtained or can be obtained without material cost, are in full force and effect, are in good standing and (to the extent required in connection with the transactions contemplated by the Formation Transaction Documentation) are assignable to the Operating Partnership, except in each case for items that, if not so obtained, obtainable and/or transferred, would not, individually or in the aggregate, reasonably be expected to have a Forward OP Merger Entity Material Adverse Effect. To the knowledge of such Forward OP Merger Entity neither such Forward OP Merger Entity, nor its Forward OP Merger Entity Subsidiaries, nor any third party has taken any action that (or failed to take any action the omission of which) would result in the revocation of any such notice, license, permit, certificate or authorization where such revocation or revocations would, individually or in the aggregate, reasonably be expected to have a Forward OP Merger Entity Material Adverse Effect, nor has any one of them received any written notice of violation from any Governmental Authority or written notice of the intention of any entity to revoke any such notice, license, permit, certificate or authorization, that in each case has not been cured or otherwise resolved to the satisfaction of such Governmental Authority or other entity and except as would not, individually or in the aggregate, reasonably be expected to have a Forward OP Merger Entity Adverse Effect.

Section 4.07 COMPLIANCE WITH LAWS. To the knowledge of such Forward OP Merger Entity, such Forward OP Merger Entity and its Forward OP Merger Entity Subsidiaries have conducted their respective businesses in compliance with all applicable Laws, except for such failures that would not, individually or in the aggregate, reasonably be expected to have a Forward OP Merger Entity Adverse Effect. To the knowledge of such Forward OP Merger Entity, neither such Forward OP Merger Entity, nor its Forward OP Merger Entity Subsidiaries, nor any third party has been informed in writing of any continuing violation of any such Laws or that any investigation has been commenced and is continuing or is contemplated respecting any such possible violation, except in each case for violations that would not, individually or in the aggregate, reasonably be expected to have a Forward OP Merger Entity Material Adverse Effect.

Section 4.08 PROPERTIES.

(a) Except as set forth in Schedule 4.08(a), such Forward OP Merger Entity or its Forward OP Merger Entity Subsidiary is the insured under a policy of title insurance as the owner of, and, to the knowledge of such Forward OP Merger Entity, such Forward OP Merger Entity or its Forward OP Merger Entity Subsidiary is the owner of, the fee simple estate (or, in the case of certain Properties, the leasehold estate or the tenancy-in-common estate) to the Property owned by such Forward OP Merger Entity or its Forward OP Merger Entity Subsidiary, in each case free and clear of all Liens except for Permitted Liens. Prior to the effective time of the merger contemplated hereby, neither such Forward OP Merger Entity nor any of its Forward OP Merger Entity Subsidiaries shall take or omit to take any action to cause any Lien to attach to any Property, except for Permitted Liens and Liens, if any, given to secure mortgage indebtedness encumbering such Property.

(b) Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Forward OP Merger Entity Material Adverse Effect, to the knowledge of such Forward OP Merger Entity, (1) neither such Forward OP Merger Entity nor its Forward OP Merger Entity Subsidiaries, nor any other party to any material agreement affecting any Property (other than a Lease (as such term is hereinafter defined) for space within such Property), is in breach or default of any such agreement, (2) no event has occurred or has been threatened in writing, which with or without the passage of time or the giving of notice, or both, would, individually or together with all such other events, constitute a default under any such agreement, or would, individually or together with all such other events, reasonably be expected to cause the acceleration of any material obligation of any party thereto or the creation of a Lien upon any asset of such Forward OP Merger Entity or its Forward OP Merger Entity Subsidiaries, except for Permitted Liens, and (3) all agreements affecting any Property required for the continued use, occupancy, management, leasing and operation of such Property (exclusive of space Leases) are valid and binding and in full force and effect, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

(c) To the knowledge of such Forward OP Merger Entity, as presently conducted, none of the operation of the buildings, fixtures and other improvements comprising a part of the Properties is in violation of any applicable building code, zoning ordinance or other “land use” Law, except for such violations that would not, individually or in the aggregate, reasonably be expected to have a Forward OP Merger Entity Material Adverse Effect.

(d) Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Forward OP Merger Entity Material Adverse Effect, (1) to the knowledge of such Forward OP Merger Entity, neither such Forward OP Merger Entity, nor its Forward OP Merger Entity Subsidiaries, nor any other party to any Lease, is in breach or default of any such Lease, (2) to the knowledge of such Forward OP Merger Entity, no event has occurred or has been threatened in writing, which with or without the passage of time or the giving of notice, or both, would, individually or together with all such other events, constitute a default under any Lease or would permit termination, modification or acceleration under such Lease, and (3) to the knowledge of such Forward OP Merger Entity, each of the leases (and all amendments thereto or modifications thereof) to which such Forward OP Merger Entity or its Forward OP Merger Entity Subsidiaries is a party or by which such Forward OP Merger Entity or its Forward OP Merger Entity Subsidiaries or any Property is bound or subject (collectively, the “Leases”) is valid and binding and in full force and effect, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

Section 4.09 INSURANCE. Such Forward OP Merger Entity or its Forward OP Merger Entity Subsidiaries has in place the public liability, casualty and other insurance coverage with respect to each Property owned, leased and/or managed by it as such Forward OP Merger Entity reasonably deems necessary and in all cases including such coverage as is required under the terms of any continuing loan or Lease. Each of the insurance policies with respect to each Property is in full force and effect in all material respects and all premiums due and payable thereunder have been fully paid when due. To the knowledge of such Forward OP Merger Entity, neither such Forward OP Merger Entity nor its Forward OP Merger Entity Subsidiaries have received from any insurance company any notices of cancellation or intent to cancel any insurance.

Section 4.10 ENVIRONMENTAL MATTERS. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Forward OP Merger Entity Material Adverse Effect, to the knowledge of such Forward OP Merger Entity, (A) such Forward OP Merger Entity and its Forward OP Merger Entity Subsidiaries are in compliance with all Environmental Laws, (B) neither such Forward OP Merger Entity nor its Forward OP Merger Entity Subsidiaries have received any written notice from any Governmental Authority or third party alleging that such Forward OP Merger Entity or its Forward OP Merger Entity Subsidiaries or any Property is not in compliance with applicable Environmental Laws, and (C) there has not been a release of a hazardous substance on any of the Properties that would require investigation or remediation under applicable Environmental Laws. The representations and warranties contained in this Section 4.10 constitute the sole and exclusive representations and warranties made by such Forward OP Merger Entity concerning environmental matters.

Section 4.11 EMINENT DOMAIN. There is no existing or, to the knowledge of such Forward OP Merger Entity, proposed or threatened condemnation, eminent domain or similar proceeding, or private purchase in lieu of such a proceeding which would affect any of the Properties, except for such proceedings that would not, individually or in the aggregate, reasonably be expected to have a Forward OP Merger Entity Material Adverse Effect.

Section 4.12 EXISTING LOANS. Schedule 4.12 lists, as of the date hereof, all secured loans presently encumbering the Properties or any direct or indirect interest in the applicable Forward OP Merger Entity, and any unsecured loans relating thereto to be assumed by the Operating Partnership or any Subsidiary of the Operating Partnership at Closing (the “Disclosed Loans”).

Section 4.13 FRANCHISE AGREEMENTS. To the knowledge of such Forward OP Merger Entity, the hotel franchise agreement set forth on Schedule 4.13 (“Franchise Agreement”) is the only hotel franchise agreement in effect for any Property. Except as set forth on Schedule 4.13, neither the applicable Forward OP Merger Entity nor any of its Forward OP Merger Entity Subsidiaries, nor, to the knowledge of such Forward OP Merger Entity, any other party to the Franchise Agreement, is in breach or default of the Franchise Agreement, except for such breach or default that would not, individually or in the aggregate, reasonably be expected to have a Forward OP Merger Entity Material Adverse Effect.

Section 4.14 FINANCIAL STATEMENTS. The financial statements of such Forward OP Merger Entity included in the Prospectus have been prepared in all material respects in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of unaudited statements, to normal year-end audit adjustments, and fairly present in all material respects the financial condition and results of operations of such Forward OP Merger Entity as of the dates indicated therein and for the periods ended as indicated therein.

Section 4.15 TAXES. Except as set forth in Schedule 4.15, (i) such Forward OP Merger Entity and each of its Forward OP Merger Entity Subsidiaries have timely and properly filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so), and all such returns and reports are accurate and complete in all material respects, and has paid (or had paid on its behalf) all Taxes as required to be paid by it, (ii) no income or material non-income Tax returns filed by such Forward OP Merger Entity or its Forward OP Merger Entity Subsidiaries are the subject of a pending or ongoing audit, and (iii) except as would not have a Forward OP Merger Entity Material Adverse Effect, no deficiencies for any Taxes have been proposed, asserted or assessed against such Forward OP Merger Entity or its Forward OP Merger Entity Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending. Except as set forth in Schedule 4.15, since its formation, for U.S. federal income tax purposes, such Forward OP Merger Entity has been treated as a partnership, or an entity disregarded from a partnership, and not as a corporation or an association taxable as a corporation, and each of its Forward OP Merger Entity Subsidiaries has been treated as a partnership or disregarded entity and not as a corporation or an association taxable as a corporation.

Section 4.16 LITIGATION. Except for actions, suits or proceedings covered by policies of insurance, to the knowledge of such Forward OP Merger Entity, there is no action, suit or proceeding pending or, to the knowledge of such Forward OP Merger Entity, threatened against or affecting such Forward OP Merger Entity, its Forward OP Merger Entity Subsidiaries or Properties, or any officer, director, principal, managing member, general partner or Affiliate of any of the foregoing other than actions, suits, proceedings arising in the ordinary course of business from the ownership and operation, which, if adversely determined would not have a Forward OP Merger Entity Material Adverse Effect. There is no action, suit, or proceeding pending or, to the knowledge of such Forward OP Merger Entity, threatened against or affecting such Forward OP Merger Entity, its Forward OP Merger Entity Subsidiaries or any officer, director, principal, managing member, general partner or Affiliate of any of the foregoing which challenges or impairs the ability of such Forward OP Merger Entity to execute or deliver, or materially perform its obligations under this Agreement and the documents executed by it pursuant to this Agreement or to consummate the transactions contemplated hereby or thereby. Except for matters covered by insurance, there is no judgment, decree, injunction, rule or order of a Governmental Authority outstanding against such Forward OP Merger Entity, its Forward OP Merger Entity Subsidiaries or any officer, director, principal, managing member or general partner of any of the foregoing in their capacity as such, which would reasonably be expected to have a Forward OP Merger Entity Material Adverse Effect.

Section 4.17 NO INSOLVENCY PROCEEDINGS. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or, to such Forward OP Merger Entity’s knowledge, threatened against such Forward OP Merger Entity, nor are any such proceedings contemplated by such Forward OP Merger Entity.

Section 4.18 SECURITIES LAW MATTERS. Such Forward OP Merger Entity acknowledges that: (i) the REIT and Operating Partnership intend the offer and issuance of any REIT Shares or OP Units to any Pre-Formation Participants to be exempt from registration under the Securities Act and applicable state securities laws by virtue of the status of such partner or member as an “accredited investor” (within the meaning of Rule 501(a) of Regulation D under the Securities Act) acquiring any REIT Shares or OP Units in a transaction exempt from registration pursuant to Rule 506 of Regulation D under the Securities Act, and (ii) in issuing any REIT Shares or OP Units pursuant to the terms of this Agreement, the REIT and Operating Partnership are relying on the representations made by each partner or member electing to receive REIT Shares or OP Units as consideration in the Merger, which representations were set forth in Appendix D to the Request for Consent – Accredited Investor Representations Letter.

Section 4.19 NO BROKER. Such Forward OP Merger Entity has not entered into, and it covenants that it will not enter into, any agreement, arrangement or understanding with any Person or firm which will result in the obligation of the Operating Partnership or any Affiliate to pay any finder’s fee, brokerage commission or similar payment in connection with the transaction contemplated by this Agreement (other than underwriting discounts, commissions and other fees and expenses to be paid by the REIT in connection with the IPO and any related financing transactions).

Section 4.20 NO IMPLIED REPRESENTATIONS OR WARRANTIES. Other than the representations and warranties expressly set forth in this Article IV and any other agreement entered into in connection with the Formation Transactions to which it is a party, such Forward OP Merger Entity shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

Section 4.21 OWNERSHIP OF CERTAIN ASSETS. Except as set forth in Schedule 4.21, no such Forward OP Merger Entity nor any Forward OP Merger Entity Subsidiary owns any loan assets or other securities of any issuer except for equity interests in other American Assets Entities.

Section 4.22 SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE FORWARD OP MERGER ENTITIES. The parties hereto agree and acknowledge that the representations and warranties set forth in this Article IV (other than Section 4.01, Section 4.02, Section 4.03, Section 4.18 and Section 4.23) shall not survive the Closing.

Section 4.23 NON-FOREIGN STATUS. Neither such Forward OP Merger Entity nor any of its Forward OP Merger Subsidiaries is a foreign person (as defined in the Code).

ARTICLE V

COVENANTS AND OTHER AGREEMENTS

Section 5.01 PRE-CLOSING COVENANTS. During the period from the date hereof to the Closing Date (except as otherwise provided for or contemplated by this Agreement or in connection with the Formation Transactions), each Forward OP Merger Entity shall use commercially reasonable efforts to (and shall cause each of its Forward OP Merger Entity Subsidiaries to) conduct its businesses and operate and maintain the Properties in the ordinary course of business consistent with past practice, pay its debt obligations as they become due and payable, and use commercially reasonable efforts to preserve intact its current business organizations and preserve its relationships with customers, tenants, suppliers, advertisers and others having business dealings with it, in each case consistent with past practice. In addition, and without limiting the generality of the foregoing, during the period from the date hereof to the Closing Date and except in connection with the Formation Transactions, each Forward OP Merger Entity shall not (and shall not permit any of its Forward OP Merger Entity Subsidiaries to) without the prior written consent of the Operating Partnership, which consent may be withheld by the Operating Partnership in its sole discretion:

(a)(i) other than distributions to the equity holders of such Forward OP Merger Entity in connection with such holders’ payment of any Taxes related to their ownership of the equity of the Forward OP Merger Entity or as otherwise contemplated by this Agreement, declare, set aside or pay any distributions in respect of any Forward OP Merger Entity Interests, except in the ordinary course of business consistent with past practice and in accordance with the applicable governing document of such Forward OP Merger Entity, (ii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any Forward OP Merger Entity Interests or make any other changes to the equity capital structure of such Forward OP Merger Entity or its Forward OP Merger Entity Subsidiaries, or (iii) purchase, redeem or otherwise acquire any Forward OP Merger Entity Interests or interests of its Forward OP Merger Entity Subsidiaries or any other securities thereof;

(b) issue, deliver, sell, transfer, dispose, mortgage, pledge, assign or otherwise encumber, or cause the issuance, delivery, sale, transfer, disposition, mortgage, pledge, assignment or otherwise encumbrance of, any limited liability company, partnership interests or other equity interests of such Forward OP Merger Entity or of its Forward OP Merger Entity Subsidiaries or any other assets of such Forward OP Merger Entity or its Forward OP Merger Entity Subsidiaries;

(c) amend, modify or terminate any lease, contract or other instruments relating to the Property, except in the ordinary course of business consistent with past practice;

(d) amend its certificate of formation, certificate of organization, limited partnership agreement, limited liability company agreement or operating agreement, as applicable;

(e) adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(f) materially alter the manner of keeping such Forward OP Merger Entity’s or its Forward OP Merger Entity Subsidiaries’ books, accounts or records or the accounting practices therein reflected;

(g) file an entity classification election pursuant to Treasury Regulation Section 301.7701-3(c) on Internal Revenue Service Form 8832 (Entity Classification Election) to treat such Forward OP Merger Entity or its Forward OP Merger Entity Subsidiaries as an association taxable as a corporation for United States federal income tax purposes; make or change any other Tax elections; settle or compromise any claim, notice, audit report or assessment in respect of Taxes; change any annual Tax accounting period; adopt or change any method of Tax accounting; file any amended Tax return; enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any Tax; surrender of any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(h) terminate or amend any existing insurance policies affecting any Property that results in a material reduction in insurance coverage for the Property;

(i) knowingly cause or permit such Forward OP Merger Entity to violate, or fail to use commercially reasonable efforts to cure any violation of, any applicable Laws; or

(j) authorize, commit or agree to take any of the foregoing actions.

Section 5.02 CONSENT AND WAIVER OF RIGHTS UNDER ORGANIZATIONAL DOCUMENTS. As of the Closing, each of the Forward OP Merger Entities waives and relinquishes all rights and benefits otherwise afforded to such Forward OP Merger Entity (a) under its Organizational Documents including, without limitation, any rights of appraisal, rights of first offer or first refusal, buy/sell agreements, put, option or similar parallel exit or dissenter rights in connection with the Formation Transactions and the IPO and any right to consent to or approve of the sale or contribution or other transaction undertaken by any partner or member, as applicable, of such Forward OP Merger Entity of their Forward OP Merger Entity Interests to the Operating Partnership or any Affiliate thereof and any and all notice provisions related thereto and (b) for claims against the REIT or the Operating Partnership for breach by any of their respective present or former officers, directors, managing members, general partners or Affiliates of their fiduciary duties or similar obligations (including duties of disclosure) to any of their respective present or former shareholders, members, partners, equity interest holders or Affiliates. Each of the Forward OP Merger Entities acknowledges that the agreements contained herein and the transactions contemplated hereby and any actions taken in contemplation of the transactions contemplated hereby may conflict with, and may not have been contemplated by, the Organizational Documents of each of the Forward OP Merger Entities or other agreements among one or more holders of Forward OP Merger Entities Interests or one or more of the partners or members, as applicable, of any of the Forward OP Merger Entities. With respect to each of the Forward OP Merger Entities and each Property in which the Forward OP Merger Entity Interests represent a direct or indirect interest, each of the Forward OP Merger Entities expressly give all consents (and any consents necessary to authorize the proper parties in interest to give all consents) and waivers it is entitled to give that are necessary or desirable to facilitate the contribution or other Formation Transactions relating to such Forward OP Merger Entity or such Property. In addition, if the transactions contemplated hereby occur, this Agreement shall be deemed to be an amendment to the Organizational Documents of each of the Forward OP Merger Entities to the extent the terms herein conflict with the terms thereof, including without limitation, terms with respect to allocations, distributions and the like. In the event the transactions contemplated by this Agreement do not occur, nothing in this Agreement shall be deemed to be or construed as an amendment or modification of, or commitment of any kind to amend or modify, the Organizational Documents of any of the Forward OP Merger Entities, which shall remain in full force and effect without modification.

Section 5.03 EXCLUDED ASSETS. Prior to or, as specified on Schedule 5.03, as soon as possible following the Closing and after such amounts are reasonably determinable, each Forward OP Merger Entity shall distribute or cause to be distributed or paid out the assets identified on Schedule 5.03 (the “Excluded Assets”).

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 COMMERCIALLY REASONABLE EFFORTS BY THE OPERATING PARTNERSHIP AND THE FORWARD OP MERGER ENTITIES. Each of the Operating Partnership and each Forward OP Merger Entity shall use commercially reasonable efforts and cooperate with each other in (i) promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (under any applicable Law or regulation or from any Governmental Authority or third party) in connection with the transactions contemplated by this Agreement, and (ii) promptly making (or causing to be made) any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, waivers, permits and authorizations.

Section 6.02 TAX MATTERS.

(a) Each Forward OP Merger Entity and its Subsidiaries shall timely file or cause to be timely filed when due all Tax returns required to be filed by or with respect to such Person on or prior to the Closing Date and shall pay or cause to be paid all Taxes shown due thereon. All such Tax returns (including, for the avoidance of doubt, any amended Tax returns) shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law.

(b) The Operating Partnership shall prepare or cause to be prepared and file or cause to be filed all income Tax returns of each Forward OP Merger Entity and each of their Subsidiaries which are due after the Closing Date. All such income Tax returns (including, for the avoidance of doubt, any amended Tax returns) shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law. No later than ten (10) days prior to the due date (including extensions) for filing such income Tax returns, the Operating Partnership shall deliver such income Tax returns to American Assets, Inc. for its review and approval, which shall not be unreasonably withheld.

(c) The Operating Partnership shall prepare or cause to be prepared all other Tax returns of each Forward OP Merger Entity and each of their respective Subsidiaries.

(d) In accordance with Section 704(c) of the Code, the Operating Partnership shall adopt and use only the so-called “traditional method” described in Treasury Regulation Section 1.704-3(b) with respect to any properties transferred directly or indirectly by a Forward OP Merger Entity to the Operating Partnership as a result of the Formation Transactions, and therefore shall not make any curative or remedial allocations with respect to such properties.

Section 6.03 WITHHOLDING CERTIFICATE. Prior to Closing, each Forward OP Merger Entity shall deliver to the Operating Partnership such forms and certificates, duly executed and acknowledged, in form and substance reasonably satisfactory to the Operating Partnership (including any relevant forms or certificates provided to the Forward OP Merger Entity by the holders of Forward OP Merger Entity Interests), certifying that the payment of consideration in each Merger is exempt from withholding under Section 1445 of the Code and any similar withholding rules under applicable state, local or foreign Tax Laws.

Section 6.04 TAX ADVICE. The Operating Partnership makes no representations or warranties to any Forward OP Merger Entity or any holder of a Forward OP Merger Entity Interest regarding the Tax treatment of the Mergers or the other Formation Transactions, or with respect to any other Tax consequences to any Forward OP Merger Entity or any holder of a Forward OP Merger Entity Interest of this Agreement, the Mergers or the other Formation Transactions. Each Forward OP Merger Entity acknowledges that such Forward OP Merger Entity and the holders of Forward OP Merger Entity Interests are relying solely on their own Tax advisors in connection with this Agreement, the Mergers and the other Formation Transactions and agreements contemplated hereby.

Section 6.05 ALTERNATE TRANSACTION. In the event that the Operating Partnership determines that a structure change is necessary, advisable or desirable, the Operating Partnership may elect, in its sole and absolute discretion, to effect the Alternate Transaction, and in such case each Forward OP Merger Entity hereby agrees and consents to such election, without the need for the Operating Partnership to seek any further consent or action from such Forward OP Merger Entity, and agrees that the parties shall undertake the Alternate Transaction and shall, and it shall cause its members or partners, as applicable, and Subsidiaries to, enter into such agreements as shall be necessary to consummate the Alternate Transaction.

Section 6.06 EXCLUSION OF ENTITIES. The parties hereby agree that the Operating Partnership shall have the right, in its sole discretion, to exclude any of the Forward OP Merger Entities from the Mergers after the date hereof until the Effective Time, provided that the Operating Partnership shall provide prior written notice to such Forward OP Merger Entity regarding such exclusion.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01 CONDITION TO EACH PARTY’S OBLIGATIONS. The respective obligation of each party to effect the Mergers and to consummate the other transactions contemplated by this Agreement to occur on the Closing Date is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

(a) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order. This condition may not be waived by any party.

(b) NO INJUNCTION. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction, stay or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of any of the transactions contemplated in this Agreement nor shall any of the same brought by a Governmental Authority of competent jurisdiction be pending or threatened that seeks the foregoing.

(c) OPERATING PARTNERSHIP AGREEMENT. The Operating Partnership Agreement, in substantially the form attached hereto as Exhibit B, shall have been executed and delivered by the partners of the Operating Partnership and shall be in full force and effect and, except as contemplated by Section 2.02 or the other Formation Transaction Documents, shall not have been amended or modified.

Section 7.02 CONDITIONS TO OBLIGATIONS OF THE FORWARD OP MERGER ENTITIES. The obligation of each Forward OP Merger Entity to effect the Mergers and to consummate the other transactions contemplated by this Agreement to occur on the Closing Date are further subject to satisfaction of the following conditions (any of which may be waived by the Forward OP Merger Entity, in whole or in part):

(a) REPRESENTATIONS AND WARRANTIES. Except as would not have an OP Material Adverse Effect, each of the representations and warranties of the Operating Partnership contained in this Agreement shall be true and correct in all material respects at the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).

(b) PERFORMANCE BY THE OPERATING PARTNERSHIP. Except as would not have an OP Material Adverse Effect, the Operating Partnership shall have performed all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) REGISTRATION RIGHTS AGREEMENT. The REIT shall have entered into the registration rights agreement substantially in the form attached as Exhibit C. This condition may not be waived by any party.

(d) TAX PROTECTION AGREEMENT. Solely with respect to any Forward OP Merger Entity the Forward OP Merger Entity Interests of which are held by any Pre-Formation Participant that (1) owns, directly or indirectly, an interest in any property specified in the Tax Protection Agreement or (2) has been provided an opportunity to guarantee debt as set forth in the Tax Protection Agreement, the REIT and the Operating Partnership shall have entered into the Tax Protection Agreement substantially in the form attached as Exhibit E, where applicable.

Section 7.03 CONDITIONS TO OBLIGATION OF THE OPERATING PARTNERSHIP. The obligations of the Operating Partnership to effect the Mergers and to consummate the other transactions contemplated by this Agreement to occur on the Closing Date are further subject to satisfaction of the following conditions (any of which may be waived by the Operating Partnership, in whole or in part):

(a) REPRESENTATIONS AND WARRANTIES. Except as would not have a Forward OP Merger Entity Material Adverse Effect, each of the representations and warranties of the Forward OP Merger Entities contained in this Agreement, as well as those of the Ernest

Rady Trust U/D/T March 10, 1983, as amended (the “Rady Trust”), under the Representation, Warranty and Indemnity Agreement, shall be true and correct in all respects at the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).

(b) PERFORMANCE BY THE FORWARD OP MERGER ENTITIES. Each Forward OP Merger Entity shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) IPO CLOSING. The closing of the IPO shall occur substantially concurrently with the Closing.

(d) CONSENTS, ETC. All necessary consents or approvals of Governmental Authorities or third parties (including lenders) for each Forward OP Merger Entity to consummate the transactions contemplated hereby shall have been obtained.

(e) NO MATERIAL ADVERSE CHANGE. There shall have not occurred between the date hereof and the Closing Date any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects of each Forward OP Merger Entity or Forward OP Merger Entity Subsidiary and the Properties, taken as a whole.

(f) REPRESENTATION, WARRANTY AND INDEMNITY AGREEMENT. The Rady Trust shall have entered into the Representation, Warranty and Indemnity Agreement.

(g) ESCROW AGREEMENT. The parties thereto shall have entered into the Escrow Agreement.

(h) LOCK-UP AGREEMENT. Each of the Pre-Formation Participants owning interests in each Forward OP Merger Entity shall have entered into the Lock-Up Agreement substantially in the form attached as Exhibit F.

(i)(i) TAX PROTECTION AGREEMENT. Solely with respect to each Forward OP Merger Entity (1) that owns, directly or indirectly, an interest in any property specified in the Tax Protection Agreement or (2) the Forward OP Merger Entity Interests of which are held by any Pre-Formation Participant that has been provided an opportunity to guarantee debt as set forth in the Tax Protection Agreement, the holders of the Forward OP Merger Entity Interests thereof shall have entered into the Tax Protection Agreement, substantially in the form attached as Exhibit E.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (i) delivered personally, (ii) five (5) Business Days after being mailed by certified mail, return receipt requested and postage prepaid, (iii) one (1) Business Day after being sent by a nationally recognized overnight courier or (iv) transmitted by facsimile if confirmed within twenty-four (24) hours thereafter by a signed original sent in the manner provided in clause (i), (ii) or (iii) to the parties at the following addresses (or at such other address for a party as shall be specified by notice from such party):

if to the Operating Partnership to:

American Assets Trust, L.P.

11455 El Camino Real, Suite 200

San Diego, California 92130

Facsimile: (858) 350-2620

if to a Forward OP Merger Entity to:

11455 El Camino Real, Suite 200

San Diego, California 92130

Facsimile: (858) 350-2620

Section 8.02 DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings.

(a) “Accredited Investor” has the meaning set forth under Regulation D of the Securities Act.

(b) “Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

(c) “Allocated Share” means the amount that would be allocated to a Pre-Formation Participant that is the holder of an interest in an American Assets Entity in accordance with the provisions of the existing Organizational Documents of such entity relating to distributions of distributable net proceeds from sales of directly or indirectly owned properties or assets, and assuming the sale of the relevant Target Asset or Target Assets that are directly or indirectly owned by such entity for a value equal to such Target Asset’s or Target Assets’ respective Equity Value(s).

Notwithstanding the foregoing, the Allocated Share of any Pre-Formation Participant shall reflect the following adjustments:

1.	Intercompany Debt Adjustment. In calculating Allocated Share, all Intercompany Debt shall be taken into account so that the Allocated Shares of the holders of direct or indirect Pre-Formation Interests in the obligor of Intercompany Debt collectively are reduced, and the Allocated Shares of the holders of direct or indirect Pre-Formation Interests in the obligee of such Intercompany Debt collectively are increased, in each case by the amount of such Intercompany Debt (such adjustments being referred to as “Intercompany Debt Adjustments”).

2.	Entity Specific Debt Adjustment. To the extent that Entity Specific Debt is allocated to a Target Asset, in calculating Allocated Shares of holders of direct or indirect Pre-Formation Interests in the American Assets Entity or Entities owning such Target Asset, the amount of the decrease in Equity Value of such Target Asset attributable to the allocation of such Entity Specific Debt to such Target Asset (through the operation of the formula set forth on Schedule III) (in each case, such decrease being the “Decrease”) shall be taken into account so that:

a.	the Allocated Shares of the holders of direct or indirect Pre-Formation Interests in any obligor(s) under such Entity Specific Debt collectively shall be (i) reduced by the amount equal to the excess of (w) the amount of the Entity Specific Debt owed by such obligor over (x) the amount of the Decrease allocated pro rata to such obligor as a direct or indirect owner of the Target Asset; or (ii) increased by the amount equal to the excess of (y) the amount of the Decrease allocated pro rata to such obligor as a direct or indirect owner of the Target Asset over (z) the amount of the Entity Specific Debt owed by such obligor; and

b.	the Allocated Shares of the holders of direct or indirect Pre-Formation Interests in American Assets Entities owning such Target Asset that are not obligors under such Entity Specific Debt collectively shall be increased by the amount equal to the amount of the Decrease allocated pro rata to such holders as direct or indirect owner of the Target Asset;

with the net effect under the foregoing clauses (a)(i), (a)(ii) and (b) being that the adverse economic impact of the Decrease shall be borne equitably by the holders of direct or indirect Pre-Formation Interests in the actual obligor(s) under such Entity Specific Debt and not by any other holder of direct or indirect Pre-Formation Interests in the American Assets Entities owning such Target Asset.

Illustrative examples of the application of the foregoing Allocated Share adjustments using hypothetical numbers are included as Example 3 and Example 4 in Appendix A to Schedule III.

(d) “Alternate Transaction” means (i) a contribution of the assets held by a Forward OP Merger Entity to the Operating Partnership in exchange for the amount of cash and the number of OP Units and/or REIT Shares that were to be issued pursuant to this Agreement, (ii) a contribution by each holder of direct or indirect equity interests in a Forward OP Merger Entity to the Operating Partnership in exchange for the amount of cash and the number of OP Units and/or REIT Shares that would have otherwise been received by such holder of direct or indirect equity interests pursuant to this Agreement, (iii) the restructuring of the Merger as either (x) a merger of the Forward OP Merger Entity with and into either the REIT or a wholly owned subsidiary of the REIT or the Operating Partnership or (y) a merger of a wholly owned subsidiary of either the REIT or the Operating Partnership with and into the Forward OP Merger Entity, in each case in exchange for the amount of cash and the number of OP Units and/or REIT Shares that were to be issued pursuant to this Agreement, or (iv) any other transaction pursuant to which the REIT, the Operating Partnership or any of their Subsidiaries acquire the assets held by a Forward OP Merger Entity or each holder of direct or indirect equity interests in such Forward OP Merger Entity in a transaction pursuant to which each holder of direct or indirect interests in such Forward OP Merger Entity receives the amount of cash, the number of OP Units and/or the number of REIT Shares that were to be received by such holder pursuant to this Agreement (or a portion thereof equal in value to the value of the portion of such assets acquired by the REIT, the Operating Partnership or any of their Subsidiaries pursuant to such Alternate Transaction).

(e) “American Assets Entity” means a Forward OP Merger Entity, Forward REIT Merger Entity, OP Sub Reverse Merger Entity, OP Sub Forward Merger Entity, REIT Sub Forward Merger Entity, Contributed Entity or OP Sub Contributed Entity, as applicable. As used herein, “American Assets Entities” refer to each American Assets Entity, collectively.

(f) “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of California.

(g) “Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated or issued thereunder.

(h) “Consent Form” means the forms provided to each holder of Pre-Formation Interests to consent to the Formation Transactions and to make such holder’s irrevocable elections with respect to consideration to be received in the Formation Transactions.

(i) “Elected OP Unit Percentage” means, for the Merger Consideration to be received with respect to any Forward OP Merger Entity Interest, the percentage of the Allocated Share represented by such Forward OP Merger Entity Interest that the holder thereof has made a Valid Election to receive in the form of OP Units.

(j) “Elected REIT Shares Percentage” means, for the Merger Consideration to be received with respect to any Forward OP Merger Entity Interest, the percentage of the Allocated Share represented by such Forward OP Merger Entity Interest that the holder thereof has made a Valid Election to receive in the form of REIT Shares.

(k) “Environmental Laws” means all federal, state and local Laws governing pollution or the protection of human health or the environment.

(l) “Equity Value” has the meaning set forth in Schedule III hereto.

(m) “Escrow Agreement” means the Indemnity Escrow Agreement, dated as of the date hereof, by and among the REIT, the Operating Partnership and the Rady Trust.

(n) “Formation Transaction Documentation” means all of the agreements and plans of merger (including this Agreement) relating to all target entities and all contribution agreements and related documents and agreements, substantially in the forms accompanying the Request for Consent dated July 31, 2010 and identified in Exhibit A hereto, pursuant to which all of the American Assets Entities and/or the equity interests in the American Assets Entities held by the Pre-Formation Participants are to be acquired by the REIT or the Operating Partnership, directly or indirectly, as part of the Formation Transactions.

(o) “Formation Transactions” means the transactions contemplated by this Agreement and the other Formation Transaction Documentation.

(p) “Forward OP Merger Entity Material Adverse Effect” means any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects of the applicable Forward OP Merger Entity and each subsidiary of such Forward OP Merger Entity, taken as a whole.

(q) “Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

(r) “Intercompany Debt” means loans or advances among American Assets Entities and/or their Subsidiaries or among holders of Pre-Formation Interests on the one hand and American Assets Entities and/or their Subsidiaries on the other hand, other than those promissory notes set forth on Appendix D to Schedule III for which Del Monte Center is listed as the associated Target Asset, each of which loans or advances are set forth on Schedule IV hereto. Intercompany Debt shall not be discharged pursuant to the Formation Transactions except to the extent any such Intercompany Debt merges out of existence by operation of law as a result of such transactions (e.g., if the Operating Partnership acquires both the obligor and obligee interest in a loan which reflects an Intercompany Debt). After the closing of the Formation Transactions, and except as provided below, to the extent any such loans are acquired by the REIT, Operating Partnership or their Subsidiaries (e.g., an obligor or obligee with respect to such loans is merged with or into, or acquired by, one of such entities), the REIT, Operating Partnership or their Subsidiaries (as applicable) shall be permitted to take any actions (including repayment) with respect to such Intercompany Debt as they deem appropriate. Intercompany Debt with respect to which either the obligor or the obligee (but not both such parties) under such Intercompany Debt is acquired, directly or indirectly, by the REIT, Operating Partnership or their Subsidiaries, shall be deemed to be discharged immediately after the Formation Transactions by (i) the REIT, Operating Partnership or their Subsidiaries (as applicable) as obligor, or (ii) the obligor to the REIT, Operating Partnership or their Subsidiaries (as applicable) as obligee, in each case in exchange for the consideration payable as set forth in the applicable Formation Transaction Documentation. The amounts payable and receivable with respect to each item of Intercompany Debt shall be determined by the REIT, for purposes of determining the Intercompany Debt Adjustments, within forty five (45) days prior to the date of the preliminary prospectus used in the IPO roadshow based on its good faith estimate of what such amounts will be as of the IPO Closing Date.

(s) “IPO Closing Date” means the closing date of the IPO.

(t) “IPO Price” means the initial public offering price of a REIT Share in the IPO.

(u) “Laws” means laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies of any Governmental Authority, including, without limitation, zoning, land use or other similar rules or ordinances.

(v) “Liens” means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.

(w) “Lock-Up Agreement” means that certain Lock-Up Agreement, by and between the underwriters and each investor of the REIT and/or the Operating Partnership.

(x) “OP Material Adverse Effect” means any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects of the Operating Partnership and each Operating Partnership Subsidiary, taken as a whole.

(y) “Operating Partnership Agreement” means the agreement of limited partnership of the Operating Partnership, as amended and restated and in effect immediately prior to the Effective Time.

(z) “Organizational Documents” means the certificate of formation, certificate of incorporation and bylaws, certificate of limited partnership and limited partnership agreement, limited liability company agreement or operating agreement, of each Forward OP Merger Entity or Forward OP Merger Entity Subsidiary, as applicable.

(aa) “Permitted Liens” means (i) Liens, or deposits made to secure the release of such Liens, securing Taxes, the payment of which is not delinquent or the payment of which (including, without limitation, the amount or validity thereof) is being contested in good faith by appropriate proceedings for which adequate reserves have been made in accordance with GAAP; (ii) zoning, entitlement, building and other land use Laws imposed by governmental agencies having jurisdiction over the Properties; (iii) covenants, conditions, restrictions, easements for public utilities, encroachments, rights of access or other non-monetary matters that do not materially impair the use of the Properties for the purposes for which they are currently being used or proposed to be used in connection with the relevant Person’s business; (iv) Liens securing financing or credit arrangements existing as of the Closing Date; (v) Liens arising under leases in effect as of the Closing Date; (vi) any exceptions contained in any title policy (including any policy issued to a secured lender) relating to the Properties as of the Closing Date; (vii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business that are not yet due and payable and which are not, in the aggregate, material to the business, operations and financial condition of the Properties so encumbered; and (viii) any matters that would not have a Forward OP Merger Entity Material Adverse Effect.

(bb) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(cc) “Pre-Formation Interests” means the interests held by the Pre-Formation Participants in the American Assets Entities.

(dd) “Pre-Formation Participants” means the holders of the direct and indirect equity interests in the relevant American Assets Entities immediately prior to the Formation Transactions.

(ee) “Prospectus” means the REIT’s final prospectus as filed with the SEC.

(ff) “Representation, Warranty and Indemnity Agreement” means the Representation, Warranty and Indemnity Agreement, dated as of the date hereof, by and among the REIT, the Operating Partnership and the Rady Trust.

(gg) “Securities Act” means the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder.

(hh) “Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another Subsidiary of such Person) either (i) a general partner, managing member or other similar interest, or (ii)(A) ten percent (10%) or more of the voting power of the voting capital stock or other equity interests, or (B) ten percent (10%) or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity.

(ii) “Target Asset” has the meaning set forth in Schedule III hereto.

(jj) “Tax” means all federal, state, local and foreign income, gross receipts, license, property, withholding, sales, franchise, employment, payroll, goods and services, stamp, environmental, customs duties, capital stock, social security, transfer, alternative minimum, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including estimated taxes, together with penalties, interest or additions to Tax with respect thereto, whether or not disputed.

(kk) “Tax Protection Agreement” means that certain Tax Protection Agreement by and among the REIT, the Operating Partnership and the parties identified as a signatory on Schedule A thereto.

(ll) “Underwriting Agreement” means that certain underwriting agreement, by and between the REIT, the Operating Partnership and certain underwriters set forth therein, pursuant to which the REIT will issue and sell shares in the IPO.

(mm) “Valid Election” means, with respect to any Forward OP Merger Entity Interest, an irrevocable election to receive all or a portion of its Allocated Share in the form of OP Units and/or REIT Shares as indicated on the properly completed and timely received Consent Form of the holder of such Forward OP Merger Entity Interest or a Consent Form as to which any deficiencies have been waived by the REIT.

Section 8.03 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.

Section 8.04 ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES. This Agreement, the other Formation Transaction Documentation and the Consent Forms to which the parties hereto are a party, including, without limitation, the exhibits and schedules hereto and thereto, constitute the entire agreement and, except as set forth in Section 1.09, supersede each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this Agreement. This Agreement is not intended to confer any rights or remedies on any Person other than the parties hereto.

Section 8.05 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of California, regardless of any Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 8.06 ASSIGNMENT. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no force and effect, except that the Operating Partnership may assign its rights and obligations hereunder to an Affiliate.

Section 8.07 JURISDICTION. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the County of San Diego, with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper.

Section 8.08 DISPUTE RESOLUTION. The parties intend that this Section 8.08 will be valid, binding, enforceable, exclusive and irrevocable and that it shall survive any termination of this Agreement.

(a) Upon any dispute, controversy or claim arising out of or relating to this Agreement or the enforcement, breach, termination or validity thereof (“Dispute”), the party raising the Dispute will give written notice to the other parties to the Dispute describing the nature of the Dispute following which the parties to such Dispute shall attempt for a period of ten (10) Business Days from receipt by the parties of notice of such Dispute to resolve such Dispute by negotiation between representatives of the parties hereto who have authority to settle such Dispute. All such negotiations shall be confidential and any statements or offers made therein shall be treated as compromise and settlement negotiations for purposes of any applicable rules of evidence and shall not be admissible as evidence in any subsequent proceeding for any purpose. The statute of limitations applicable to the commencement of a lawsuit shall apply to the commencement of an arbitration hereunder, except that no defense based on the running of the statute of limitations will be available based upon the passage of time during any such negotiation. Regardless of the foregoing, a party shall have the right to seek immediate injunctive relief pursuant to Section 8.08(c) below without regard to any such ten (10) Business Day negotiation period.

(b) Any Dispute (including the determination of the scope or applicability of this agreement to arbitrate) that is not resolved pursuant to Section 8.08(a) above shall be submitted to final and binding arbitration in California before one neutral and impartial arbitrator, in accordance with the Laws of the State of California for agreements made in and to be performed in that State. The arbitration shall be administered by JAMS, Inc. (“JAMS”) pursuant to its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. Each of the Operating Partnership, on the one hand, and any Forward OP Merger Entity, on the other hand, shall appoint one arbitrator within fifteen (15) days of a demand for arbitration. If the Operating Partnership and any Forward OP Merger Entity cannot mutually agree upon an arbitrator within such 15-day period, the arbitrator shall be appointed by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. The arbitrator shall designate the place and time of the hearing. The hearing shall be scheduled to begin as soon as practicable and no later than sixty (60) days after the appointment of the arbitrator (unless such period is extended by the arbitrator for good cause shown) and shall be conducted as expeditiously as possible. The award, which shall set forth the arbitrator’s findings of fact and conclusions of law, shall be filed with JAMS and mailed to the parties no later than thirty (30) days after the close of the arbitration hearing. The arbitration award shall be final and binding on the parties and not subject to collateral attack. Judgment upon the arbitration award may be entered in any federal or state court having jurisdiction thereof.

(c) Notwithstanding the parties’ agreement to submit all Disputes to final and binding arbitration before JAMS, the parties shall have the right to seek and obtain temporary or preliminary injunctive relief in any court having jurisdiction thereof. Such courts shall have authority to, among other things, grant temporary or provisional injunctive relief in order to protect any party’s rights under this Agreement. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

(d) The prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees, and the non-prevailing party shall pay all expenses and fees of JAMS, all costs of the stenographic record, all expenses of witnesses or proofs that may have been produced at the direction of the arbitrator, and the fees, costs, and expenses of the arbitrator. The arbitrator shall allocate such costs and designate the prevailing party or parties for these purposes.

Section 8.09 SEVERABILITY. Each provision of this Agreement will be interpreted so as to be effective and valid under applicable law, but if any provision is held invalid, illegal or unenforceable under applicable law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been included herein.

Section 8.10 RULES OF CONSTRUCTION.

(a) The parties hereto agree that they have had the opportunity to be represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(b) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless explicitly stated otherwise herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

Section 8.11 EQUITABLE REMEDIES. The parties agree that irreparable damage would occur to the Operating Partnership in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Operating Partnership shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any Forward OP Merger Entity and to enforce specifically the terms and provisions hereof in any federal or state court located in California, this being in addition to any other remedy to which the Operating Partnership is entitled under this Agreement or otherwise at law or in equity.

Section 8.12 WAIVER OF SECTION 1542 PROTECTIONS. As of the Closing, each Forward OP Merger Entity expressly acknowledges that it has had, or has had and waived, the opportunity to be advised by independent legal counsel and hereby waives and relinquishes all rights and benefits afforded by Section 1542 of the California Civil Code and does so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542 which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Section 8.13 TIME OF THE ESSENCE. Time is of the essence with respect to all obligations under this Agreement.

Section 8.14 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 8.15 NO PERSONAL LIABILITY CONFERRED. This Agreement shall not create or permit any personal liability or obligation on the part of any officer, director, partner, employee or shareholder of the Operating Partnership or any Forward OP Merger Entity.

Section 8.16 AMENDMENTS. This Agreement may be amended by appropriate instrument, without the consent of any Forward OP Merger Entity, at any time prior to the Effective Time; provided, that no such amendment, modification or supplement shall be made that alters the amount or changes the form of the consideration to be delivered to a Forward OP Merger Agreement Entity, without the prior written consent of the Forward OP Merger Agreement Entity adversely affected by such proposed amendment, modification or supplement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

AMERICAN ASSETS TRUST, L.P., a Maryland limited partnership

By:	AMERICAN ASSETS TRUST, INC., a Maryland corporation
Its:	General Partner

By:	/s/ John W. Chamberlain
Name: John W. Chamberlain
Title: President

[Signature Page to OP Forward Merger Agreement]

SOLANA BEACH TOWNE CENTRES INVESTMENTS, L.P., a California limited partnership

By:	PACIFIC TOWNE CENTRE ASSETS, INC., a California corporation
Its:	General Partner

By:	/s/ John W. Chamberlain
Name: John W. Chamberlain
Title: President

[Signature Page to OP Forward Merger Agreement]

PACIFIC SAN JOSE HOLDINGS, L.P., a California limited partnership

By:	PACIFIC SAN JOSE ASSETS, INC., a California corporation
Its:	General Partner

By:	/s/ John W. Chamberlain
Name: John W. Chamberlain
Title: President

[Signature Page to OP Forward Merger Agreement]

PACIFIC SORRENTO MESA HOLDINGS, L.P., a California limited partnership

By:	PACIFIC SORRENTO MESA ASSETS, INC., a California corporation
Its:	General Partner

By:	/s/ John W. Chamberlain
Name: John W. Chamberlain
Title: President

[Signature Page to OP Forward Merger Agreement]

HILLSIDE 104, a California limited partnership

By:	AMERICAN ASSETS, INC., a California corporation
Its:	General Partner

By:	/s/ John W. Chamberlain
Name: John W. Chamberlain
Title: Chief Executive Officer

[Signature Page to OP Forward Merger Agreement]

HILLSIDE 276, a California limited partnership

By:	AMERICAN ASSETS, INC., a California corporation
Its:	General Partner

By:	/s/ John W. Chamberlain
Name: John W. Chamberlain
Title: Chief Executive Officer

[Signature Page to OP Forward Merger Agreement]

DESERT HILLSIDE HOLDINGS, LLC, a Delaware limited partnership

By:	HILLSIDE 380, a California general partnership
Its:	General Partner

By:	AMERICAN ASSETS TRUST, INC., a Maryland corporation
Its:	Attorney-in-Fact

By:	/s/ John W. Chamberlain
Name: John W. Chamberlain
Title: President

[Signature Page to OP Forward Merger Agreement]

BWH HOLDINGS, LLC, a Delaware limited liability company

By:	PACIFIC SORRENTO MESA HOLDINGS, L.P., a California limited partnership
Its:	Member

By:	PACIFIC SORRENTO MESA ASSETS, INC., a California corporation
Its:	General Partner

By:	/s/ John W. Chamberlain
Name: John W. Chamberlain
Title: President

BWH HOLDINGS, LLC, a Delaware limited liability company

By:	PACIFIC STONECREST HOLDINGS, L.P., a California limited partnership
Its:	Member

By:	PACIFIC STONECREST ASSETS, INC., a California corporation
Its:	General Partner

By:	/s/ John W. Chamberlain
Name: John W. Chamberlain
Title: President

[Signature Page to OP Forward Merger Agreement]

WAIKELE CENTER HOLDINGS, LP, a California limited partnership

By:	WAIKELE CENTER ASSETS, INC., a California corporation
Its:	General Partner

By:	/s/ John W. Chamberlain
Name: John W. Chamberlain
Title: President

[Signature Page to OP Forward Merger Agreement]

Schedule I

List of Forward OP Merger Entities:

1.	Solana Beach Towne Centres Investments, L.P.
2.	Pacific San Jose Holdings, L.P.
3.	Pacific Sorrento Mesa Holdings, L.P.
4.	Hillside 104, a California limited partnership
5.	Hillside 276, a California limited partnership
6.	Desert Hillside Holdings, LLC
7.	BWH Holdings, LLC
8.	Waikele Center Holdings, LP

List of Forward REIT Merger Entities:

1.	Pacific Stonecrest Assets, Inc.
2.	Pacific National City Assets, Inc.
3.	Western Assets, Inc.
4.	Pacific Towne Centre Assets, Inc.
5.	Pacific Oceanside Assets, Inc.
6.	Pacific San Jose Assets, Inc.
7.	KMBC Assets, Inc.
8.	Hero Retail, Inc.
9.	Pacific Sorrento Valley Assets I, Inc.
10.	Pacific Sorrento Mesa Assets, Inc.
11.	Beach Walk Assets, Inc.
12.	ICW Plaza, Inc. [d/b/a Delaware ICW Plaza, Inc.]
13.	ICW Valencia, Inc.
14.	Pacific Torrey Reserve Assets, Inc.
15.	Landmark Assets, Inc.
16.	Landmark One Market, Inc.
17.	Pacific Novato Assets, Inc.
18.	Waikele Center Assets, Inc.

List of OP Sub Forward Merger Entities:

1.	Pacific Stonecrest Holdings, L.P.
2.	Rancho Carmel Plaza, a California limited partnership
3.	Pacific Oceanside Holdings, L.P.
4.	Kearny Mesa Business Center, a California limited partnership
5.	Del Monte Center Holdings, LP
6.	Beach Walk Holdings, LP
7.	ICW Plaza, L.P., a California limited partnership
8.	ICW Valencia, L.P.
9.	Desert Oceanside Holdings, LLC
10.	San Diego Loma Palisades, L.P.

List of OP Sub Reverse Merger Entities:

1.	Pacific Waikiki Holdings, L.P.
2.	ABW Lewers LLC

3.	King Street Holdings, LP
4.	Loma Palisades, a California general partnership

List of REIT Sub Forward Merger Entities:

1.	Pacific Del Mar Assets, Inc.
2.	Pacific Carmel Mountain Assets, Inc.
3.	Pacific Solana Beach Assets, Inc.
4.	Pacific Waikiki Assets, Inc.
5.	King Street Assets, Inc.
6.	Pacific Sorrento Valley Assets II, Inc.
7.	Pacific Santa Fe Assets, Inc.

List of Contributed Entities:

1.	American Assets Trust Management, LLC
2.	Winrad Vista Hacienda, a California general partnership
3.	Vista Hacienda, a California limited partnership
4.	Pacific American Assets Holdings, L.P., a California limited partnership
5.	Carmel Country Plaza, L.P.
6.	Pacific Carmel Mountain Holdings, L.P.
7.	Pacific National City Holdings, L.P.
8.	Pacific Solana Beach Holdings, L.P.
9.	Pacific San Jose Holdings, L.P.
10.	Winrad Kearny Mesa Business Center, a California general partnership
11.	Pacific Sorrento Valley Holdings I, L.P.
12.	Pacific Sorrento Mesa Holdings, L.P.
13.	Beach Walk Holdings, LP
14.	ICW Plaza, L.P., a California limited partnership
15.	ICW Valencia, L.P.
16.	Pacific Sorrento Valley Holdings II, L.P.
17.	EBW Hotel LLC
18.	Imperial Strand, a California limited partnership
19.	Winrad Imperial Strand, a California general partnership
20.	San Diego Loma Palisades, L.P.
21.	Mariner’s Point, LLC
22.	Pacific Santa Fe Holdings, L.P.

Schedule II

Reimbursement Agreements

1.	Letter Agreement by and among American Assets, Inc. and the Property Entities (as defined therein) dated May 17, 2010

Schedule III

Calculation of Equity Value

For purposes of all Formation Transaction Documentation, “Equity Value” of any Target Asset directly or indirectly owned by the American Assets Entity subject to such agreement shall be calculated pursuant to the formula set forth below. Capitalized terms used in this Schedule III shall have the meanings set forth below and capitalized terms used herein without definition shall have the meanings assigned to such terms in the Agreement.

EV = EP × [TFTV-TPA]+AA;

where:

EV = Equity Value;

EP = Equity Percentage;

TFTV= Total Formation Transaction Value;

TPA = Total Portfolio Adjustment; and

AA = Asset Adjustment;

provided, however, that if the resulting Equity Value for a Target Asset is a negative amount (a “Net Deficit”), then the REIT shall exercise one of the following options, as determined by the REIT in its sole and absolute discretion: (i) select the Target Asset as an Eliminated Asset or (ii) if one or more entities that are subject to the Formation Transaction Documentation that are the direct or indirect owners of such Target Asset would otherwise possess Excluded Assets the value of which in the aggregate would equal or exceed the amount of such Net Deficit, increase the Target Net Working Capital with respect to such entity or entities by the absolute value of such Net Deficit; and provided further that if the REIT shall have exercised option (ii) with respect to any Target Asset, the Equity Value with respect to such Target Asset shall be deemed to be equal to zero;

provided further, that if the Equity Value for ICW Valencia/Valencia Corporate Center as calculated above would result in the holders of direct or indirect Pre-Formation Interests in ICW Valencia, L.P. having an amount of Allocated Shares, prior to the application of the Intercompany Debt Adjustments, that is less than the value of the Intercompany Debt owed by ICW Valencia, L.P. to ICW Plaza, L.P. (such shortfall being referred to as the “Intercompany Debt Shortfall”), then (i) Western Insurance Holdings, Inc. shall issue a promissory note with a term of three years to ICW Valencia, L.P. which shall be treated as an Asset Adjustment with respect to ICW Valencia/Valencia Corporate Center and such promissory note (the “WIH Note”) shall have such face amount as shall be necessary to increase the Equity Value of ICW Valencia/Valencia Corporate Center such that the Allocated Shares of holders of direct or indirect Pre-Formation Interests in ICW Valencia, L.P. shall increase by an amount, prior to the application of the Intercompany Debt Adjustments, equal to the Intercompany Debt Shortfall and (ii) the Equity Value for ICW Valencia/Valencia Corporate Center shall be recalculated to give effect to the Asset Adjustment attributable to the issuance of the WIH Note.

Attached as Appendix A to this Schedule III are illustrative calculations of Equity Value for a hypothetical portfolio of Target Assets.

“Actual Balance” shall mean: (i) with respect to each Existing Loan to be assumed in connection with the IPO, the unpaid principal amount of and past due unpaid interest on such Existing Loan as of the IPO Closing Date and immediately prior to any such assumption and all assumption fees and any related expenses with respect to such Existing Loan; and (ii) with respect to each Existing Loan to be prepaid, repaid or refinanced in connection with the IPO, the unpaid principal amount of and past due unpaid interest on such Existing Loan as of the IPO Closing Date and immediately prior to any such prepayment, repayment or refinancing and any related prepayment penalties and any related expenses; provided, however, that in the event a Target Asset is not included in the Formation Transactions pursuant to a merger (or contribution of all direct or indirect Pre-Formation Interests in such Target Asset) but a portion of the direct or indirect Pre-Formation Interests in such Target Asset is otherwise contributed to the Operating Partnership or a subsidiary of the Operating Partnership, then the Actual Balance for such Target Asset shall be proportionately adjusted to take into account the portion of the direct or indirect Pre-Formation Interests in such Target Asset that will not be so contributed. With respect to each Existing Loan to be assumed, prepaid, repaid or refinanced in connection with the Formation Transactions, the Actual Balance as of the Closing Date shall be determined by the REIT within forty five (45) days prior to the date of the preliminary prospectus used in the IPO roadshow based on its good faith estimate of what such amounts will be as of the IPO Closing Date.

“Asset Adjustment” shall mean with respect to each Target Asset and any Existing Loan relating to such Target Asset, an amount equal to the Base Balance minus the Actual Balance (expressed as a positive or negative number, as applicable) with respect to all Existing Loans relating to such Target Asset, and in the case of ICW Valencia/Valencia Corporate Center, the face value of the WIH Note shall be deemed to reduce the Actual Balance of the Existing Loan relating to ICW Valencia/Valencia Corporate Center.

“Base Balance” shall mean with respect to each Existing Loan, the principal amount of such Existing Loan set forth on Appendix C to this Schedule III; provided, however, that in the event a Target Asset is not included in the Formation Transactions pursuant to a merger (or contribution of all direct or indirect Pre-Formation Interests in such Target Asset) but a portion of the direct or indirect Pre-Formation Interests in such Target Asset is otherwise contributed to the Operating Partnership or a subsidiary of the Operating Partnership, then the Base Balance for such Target Asset shall be proportionately adjusted to take into account the portion of the direct or indirect Pre-Formation Interests in such Target Asset that will not be so contributed.

“Eliminated Asset” shall mean any Target Asset subject to the Formation Transaction Documentation that is excluded pursuant to the terms of the Formation Transaction Documentation from the Formation Transactions.

“Equity Percentage” shall mean with respect to each Target Asset, the percentage (expressed as a decimal) set forth opposite the name of such Target Asset on Appendix B to this Schedule III (which percentage is based on the Fairness Opinion of Duff & Phelps, LLC and represents such

Target Asset’s percentage of the net asset values of the Target Assets (other than the Management Company) and the net equity value of the Management Company, taken as a whole); provided, however, that in the event a Target Asset is selected as or otherwise becomes for any reason an Eliminated Asset, then: (i) the Equity Percentage for each remaining Target Asset shall be recalculated as a fraction, the numerator of which is the original Equity Percentage for such remaining Target Asset and the denominator of which is (A) 100 minus (B) the original Equity Percentage of the Eliminated Asset; and (ii) the Equity Percentage of the Eliminated Asset shall be zero; and provided, further, that in the event a Target Asset is not included in the Formation Transactions pursuant to a merger (or contribution of all direct or indirect Pre-Formation Interests in such Target Asset) but a portion of the direct or indirect Pre-Formation Interests in such Target Asset is otherwise contributed to the Operating Partnership or a subsidiary of the Operating Partnership, then, after giving effect to any Eliminated Assets pursuant to the preceding proviso, the Equity Percentage for such Target Asset and for each other remaining Target Asset subject directly or indirectly to the Formation Transaction Documentation shall be proportionately adjusted to take into account the portion of the direct or indirect Pre-Formation Interests in such Target Asset that will not be so contributed.

“Excluded Assets” has the meaning set forth in Section 5.03 to the Agreement.

“Existing Loan” shall mean (i) each mortgage or mezzanine loan secured by a Target Asset listed on Appendix C to this Schedule III and (ii) all unsecured indebtedness of an American Assets Entity or of an entity in which an American Assets Entity has a direct or indirect interest that will be assumed, prepaid, repaid or refinanced in connection with the IPO and that is set forth on Appendix D to this Schedule III (all indebtedness falling within the scope of this clause (ii) shall be referred to as “Entity Specific Debt”); for the avoidance of doubt, no Intercompany Debt shall constitute an Existing Loan (in order to avoid double counting, as Intercompany Debt is adjusted for through the definition of “Allocated Share”). Existing Entity Specific Debt will be deemed to relate to the Target Asset(s) and, if to multiple Target Assets, in the proportions set forth opposite the name of such Entity Specific Debt on Appendix D to this Schedule III, and all such Entity Specific Debt will be deemed to have a Base Balance of zero (because “Equity Percentage” as determined by Duff & Phelps, LLC was determined at the property level and did not take into account Entity Specific Debt, Entity Specific Debt is deemed to be zero in order to cause a readjustment of “Equity Value” of all Target Assets after taking into account such Entity Specific Debt).

“Target Asset” shall mean each property set forth on Appendix B to this Schedule III and the property management business of American Assets, Inc. (the “Management Company”).

“Target Net Working Capital” has the meaning set forth in Schedule 5.03 to the Agreement.

“Total Portfolio Adjustment” shall mean the sum (which may be a positive or negative number) of all Asset Adjustments for every Target Asset, excluding Eliminated Assets.

“Total Formation Transaction Value” shall mean the aggregate dollar value of (i) the cash, (ii) the REIT Shares and (iii) the OP Units that are issued or issuable to all Pre-Formation Participants in the Formation Transactions as set forth in the Prospectus. Total Formation Transaction Value will be determined valuing REIT Shares and OP Units at a value per REIT Share or OP Unit equal to the IPO Price.

EXHIBITS

Exhibit A:	Formation Transaction Documentation

Exhibit B:	Operating Partnership Agreement

Exhibit C:	Form of Registration Rights Agreement

Exhibit D:	Order of Mergers

Exhibit E:	Form of Tax Protection Agreement

Exhibit F:	Lock-Up Agreement

Exhibit A

Formation Transaction Documentation

Form of Forward REIT Merger Agreement

Form of REIT Sub Forward Merger Agreement

Form of Forward OP Merger Agreement

Form of OP Sub Forward Merger Agreement

Form of OP Sub Reverse Merger Agreement

Form of OP Contribution Agreement

Form of OP Sub Contribution Agreement

Form of Alternate Contribution Agreement

Form of Tax Protection Agreement

Amended and Restated Agreement of Limited Partnership of American Assets Trust, L.P.

Registration Rights Agreement

Representation, Warranty and Indemnity Agreement

Indemnity Escrow Agreement

Lock-Up Agreement

Articles of Amendment and Restatement of American Assets Trust, Inc.

Bylaws of American Assets Trust, Inc.

Management Business Contribution Agreement

Exhibit B

Operating Partnership Agreement

See Attached.

Exhibit C

Form of Registration Rights Agreement

See Attached.

Exhibit D

Order of Mergers

Each step within each “Transaction Step” below must be completed before the transactions in the following “Transaction Step” may be completed. All transactions within each “Transaction Step” may be completed simultaneously or in any order.

Transaction Step 1

All Forward REIT Mergers

All REIT Sub Forward Mergers

Transaction Step 2

All Contributions to the OP (including the REIT’s contribution to the OP of the assets acquired in Step 1)

Transaction Step 3

All Contributions to subsidiaries of the OP (including, where applicable, the OP’s contribution to the applicable subsidiary of assets acquired in Step 2)

Transaction Step 4

All OP Forward Mergers except the OP Forward Merger set forth in Transaction Step 5 and Transaction Step 7 below

Transaction Step 5

Forward Merger of Desert Hillside Holdings LLC with and into the Operating Partnership

Transaction Step 6

All OP Sub Forward Mergers except the OP Sub Forward Merger set forth in Transaction Step 7 below

Transaction Step 7

Forward Merger of BWH Holdings LLC with and into the Operating Partnership

Forward Merger of Desert Oceanside Holdings LLC with and into Pacific Oceanside Holdings LLC.

Transaction Step 8

All OP Sub Reverse Mergers

Exhibit E

Form of Tax Protection Agreement

See Attached.

Exhibit E

Lock-Up Agreement

See Attached.